Exhibit 99.1

SouthCrest Financial Group, Inc. Announces Earnings

FAYETTEVILLE, GA, (January 26, 2005) — SouthCrest Financial Group, Inc. (SCSG) reported net income of $3,857,000 or $1.52 per share for the year ended December 31, 2004 compared to $3,335,000 or $1.53 per share for 2003. For the fourth quarter of 2004, net income was $1,172,000 or $0.32 compared to $766,000 or $0.35 for the same period last year. Most of the increase in net income for both the year and quarter was the result of the Company’s merger with First Polk Bankshares, Inc. on September 30, 2004. Assets and liabilities and results of operations for First Polk are only included in the balance sheets and income statements of the Company from the date of merger going forward.

Total assets at December 31, 2004 were $407.7 million compared to $256.2 million at December 31, 2003, with the increase attributable to the merger with First Polk. At December 31, 2004 gross loans (excluding reserves for loan losses) totaled $229.9 million compared to $123.7 million at December 31, 2003, while deposits were $352.3 million at December 31, 2004 compared to $227.5 million at December 31, 2003. At December 31, 2004, the allowance for loan losses was 1.37% of loans compared to 1.48% of loans at December 31, 2003. Net chargeoffs were 0.19% and 0.20% of average loans for the years ended December 31, 2004 and 2003, respectively. At December 31, 2004, nonperforming assets were $372,000, or 0.09% of total assets, compared to $217,000, or 0.08% of total assets at December 31, 2003.

“We are pleased with the successful completion of the merger of the two bank holding companies and the profits earned by SouthCrest in this first year of combining our holding companies,” said Larry Kuglar, President and CEO.

Danny Brinks, Chairman and COO, added, “The integration of the two merged bank families is going smoothly, with both bank subsidiaries continuing to operate as independent community banks as we seek to realize savings by integrating some behind-the-scenes functions. We remain excited about our combined holding company, and look for positive results as we work towards continued growth and profitability.”

In a press release dated January 3, 2005, the Company announced that it declared a dividend of $0.12 per share compared to $0.115 per share for the previous quarter. The dividend will be paid on January 31, 2005 to shareholders of record as of January 17, 2005.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond its control. These trends and events include: (i) changes in the interest rate environment that may reduce margins, (ii) not achieving expected growth, (iii) difficulties in integrating the operations of First Polk and Upson after the merger; (iv) less favorable than anticipated changes in the national and local business environments and securities markets, (v) adverse changes in the regulatory requirements affecting SouthCrest, (vi) greater competitive pressures among financial institutions in

SouthCrest’s markets and (vii) greater loan losses than historic levels.. Please refer to SouthCrest’s filings with the Securities and Exchange Commission for a summary of important factors that could affect SouthCrest’s forward-looking statements. SouthCrest undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Larry Kuglar, President and Chief Executive Officer, at 678-721-5205, Doug Hertha, Chief Financial Officer at 770-461-2781, or Danny Brinks, Chairman and Chief Operating Officer, at 706-647-5426.

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended December 31			Year Ended December 31
	2004	2003	% Change	2004	2003	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$4,408	$2,072	112.7%	$12,033	$9,130	31.8%
Provision for loan losses	85	81	4.9%	375	324	15.7%
Noninterest income	1,062	1,188	-10.6%	3,357	3,512	-4.4%
Noninterest expense	3,724	2,091	78.1%	9,498	7,593	25.1%
Income taxes	489	322	51.9%	1,660	1,390	19.4%
Net income	1,172	766	53.0%	3,857	3,335	15.7%

PER SHARE INFORMATION
Earnings per share	$0.32	$0.35	-8.6%	$1.52	$1.53	-0.7%
Dividends per share	0.115	0.115	0.0%	0.460	0.460	0.0%
Book value per share	14.21	11.94	19.0%	14.21	11.94	19.0%
Tangible book value per share	11.73	10.31	13.8%	11.73	10.31	13.8%

OPERATING RATIOS (1)
Net interest margin	4.67%	3.52%		4.46%	3.95%
Return on average assets	1.13%	1.20%		1.32%	1.33%
Return on average equity	9.04%	11.83%		11.67%	13.15%
Efficiency ratio	68.08%	64.14%		61.72%	60.06%
Net chargeoffs / average loans	0.22%	-0.39%		0.19%	0.20%

AVERAGE BALANCES
Loans	$231,480	$124,550	85.9%	$156,003	$119,676	30.4%
Total earning assets	375,769	233,679	60.8%	269,649	231,131	16.7%
Total assets	411,851	254,052	62.1%	292,446	251,687	16.2%
Deposits	329,427	224,789	46.5%	256,035	222,463	15.1%
Shareholders’ equity	51,571	25,694	100.7%	33,039	25,356	30.3%

END OF PERIOD BALANCES
Loans	$229,907	$123,664	85.9%
Reserve for loan losses	3,161	1,825	73.2%
Total earning assets	374,684	237,238	57.9%
Intangible assets	8,852	3,573	147.7%
Total assets	407,672	256,205	59.1%
Deposits	352,252	227,469	54.9%
Shareholders’ equity	50,740	26,045	94.8%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$186	$97
Nonaccrual Loans	—	—
Other Real Estate Owned	186	120
Total nonperforming assets	372	217
Allowance for loan losses / total loans	1.37%	1.48%
Nonperforming assets / total assets	0.09%	0.08%

(1)	All ratios are annualized.